EXHIBIT 4.1

GS MORTGAGE SECURITIES CORP.,

Depositor,

HOME LOAN SERVICES, INC.,

Servicer,

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee and Supplemental Interest Trust Trustee

AMENDMENT NO. 1 dated as of
OCTOBER 19, 2007 TO THE

POOLING AND SERVICING AGREEMENT

DATED AS OF APRIL 1, 2007

FFMLT 2007-FFB-SS

MORTGAGE PASS-THROUGH CERTIFICATES,

SERIES 2007-FFB-SS

AMENDMENT NO. 1, dated as of October 19, 2007 (this “Amendment”), among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the “Depositor”), HOME LOAN SERVICES, INC., a Delaware corporation, as servicer (the “Servicer”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Trustee”) in connection with the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Agreement”), among the Depositor, the Servicer and the Trustee.  Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

1.             This Amendment is effected pursuant to the first paragraph of Section 10.01 of the Agreement.

2.             Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Released Loan” and replacing it with the following:

Released Loan: Any Charged Off Loan that is released by the Servicer to the Class X-1 Certificateholder, pursuant to Section 3.15.  Any Released Loan will no longer be an asset of any REMIC or the Trust Fund; provided that in accordance with the provisions of Section 3.15(b)(ii), any Repurchase Price paid by the Responsible Party or the Purchaser, as applicable, with respect to a Released Loan shall be included in Available Funds and treated as a Subsequent Recovery.

3.             Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Repurchase Price” and replacing it with the following:

Repurchase Price:  With respect to any Mortgage Loan (including any Released Loan in accordance with Section 3.15(b)(ii) hereof), (a) repurchased by the Purchaser, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances and (iv) all expenses incurred by the Servicer, the Trust or the Trustee, as the case may be, in respect of a breach or defect, including, without limitation, (A) expenses arising out of the Servicer’s or Trustee’s, as the case may be, enforcement of the Purchaser’s repurchase obligation, to the extent not included in clause (iii), and (B) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law, and (b) in the case of any Mortgage Loan (including any Released Loan in accordance with Section 3.15(b)(ii) hereof) repurchased by the related Responsible Party, the “Repurchase Price” as defined in the related Responsible Party Agreement.

4.             Article I of the Agreement is hereby amended by deleting in its entirety the definition of “Subsequent Recovery” and replacing it with the following:

Subsequent Recoveries:  (a) Amounts received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan and, in the case of a Charged Off Loan, prior to such Liquidated Mortgage Loan becoming a Released Loan or (b) any Repurchase Price paid by the Responsible Party or the Purchaser, as applicable, after a Charged Off Loan becomes a Released Loan in accordance with Section 3.15(b)(ii) hereof.

5.             Article II of the Agreement is hereby amended by deleting in its entirety subsection (e) of Section 2.03 and replacing it with the following:

(e)  In the event that a Mortgage Loan (including any Released Loan) shall have been repurchased pursuant to the Responsible Party Agreements, the proceeds from such repurchase shall be deposited in the Collection Account by the Servicer, pursuant to Section 3.10 on or before the next Servicer Remittance Date and upon such deposit of the Repurchase Price, and receipt of a Request for Release in the form of Exhibit J hereto, the Trustee shall release the related Custodial File held for the benefit of the related Certificateholders and the Certificate Insurer to such Person as directed by the Servicer, and the Trustee shall execute and deliver at such Person’s direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee.  It is understood and agreed that the obligation under this Agreement of any Person to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing, together with any related indemnification obligations, shall constitute the sole remedy against such Persons respecting such breach available to related Certificateholders, the Depositor, the Servicer or the Trustee on their behalf.

6.             Article III of the Agreement is hereby amended by deleting in its entirety subsection (b) of Section 3.15 and replacing it with the following:

(b)(i)  With respect to any Mortgage Loan that is 180 days delinquent, the Servicer will determine, in its reasonable business judgment, whether a net recovery is probable through foreclosure proceedings or other liquidation of the related Mortgaged Property.  If the Servicer determines that no such recovery is probable, it shall charge off the related Mortgage Loan at the time it becomes 180 days delinquent.  Once a Mortgage Loan has been charged off, the Servicer will discontinue making P&I Advances, the Servicer will not be entitled to any additional servicing compensation in respect of such Charged Off Loan (except as provided below), and the Charged Off Loan will give rise to a Realized Loss.  If the Servicer reasonably determines that such net recovery is possible through foreclosure proceedings or other liquidation of the related Mortgaged Property on a Mortgage Loan that becomes 180 days delinquent, the Servicer need not charge off the Mortgage Loan and may continue making P&I Advances, and the Servicer will continue to be entitled to its Servicing Fees on such Mortgage Loans.

Any Mortgage Loan that is charged off, pursuant to the preceding paragraph, may continue to be serviced by the Servicer using specialized collection procedures (including foreclosure, if appropriate) to the extent the Servicer reasonably believes that such procedures may result in future recoveries on such Mortgage Loan.  The Servicer will be entitled to Servicing Fees and reimbursement of expenses in connection with such Mortgage Loans for which it is using specialized collection procedures after the date of charge off, but only to the extent of funds available from any recoveries on any such Mortgage Loans for which it is using specialized collection procedures.  Any such Mortgage Loans serviced in accordance with the specialized collection procedures shall be serviced for approximately six months.  Any net recoveries received on such Mortgage Loans during such six month period will be treated as Subsequent Recoveries.  On the date which is six months after the date on which the Servicer begins servicing such Mortgage Loans using the specialized collection procedures, unless specific net recoveries are anticipated by the Servicer on a particular Mortgage Loan, such Charged Off Loan will be released from the Trust Fund, will no longer be an asset of any Trust REMIC, and will be transferred to the Class X-1 Certificateholders, without recourse, (except that such Charged Off Loan will be subject to being repurchased pursuant to Section 2.03(e) and upon payment of the Repurchase Price to the Servicer for deposit into the related Collection Account, the Class X-1 Certificateholder shall transfer such Charged Off Loan to the Responsible Party or the Purchaser, as applicable) and thereafter, subject to clause (b)(ii) below, (i) the Class X-1 Certificateholder, as identified with contact information in writing to the Servicer by the Depositor, will be entitled to any amounts subsequently received in respect of any such Released Loan (other than as set forth in clause (b)(ii) below), subject to the Servicer’s fees described below, (ii) the Class X-1 Certificateholder may designate any servicer to service any such Released Loan (iii) the Class X-1 Certificateholder may sell any such Released Loan to a third party and (iv) to the extent the servicing of such Charged Off Loan is not transferred from the Servicer, the Servicer shall be entitled to servicing compensation for such Charged Off Loan in an amount equal to forty percent (40%) of any amounts collected by the Servicer on such Charged Off Loan. With respect to any Mortgage Loan that is charged off at the time it becomes 180 days delinquent, to the extent the Servicer does not begin using specialized collection procedures with respect to such Mortgage Loan, such Mortgage Loan shall be governed by the preceding sentence at such time.

(ii) With respect to any Charged Off Loan that is discharged from the Trust pursuant to this Section 3.15(b), in the event that the Responsible Party or the Purchaser, as applicable, repurchases such Charged Off Loan due to a breach of a representation and warranty made by the Responsible Party or the Purchaser, as applicable, with respect to such Charged Off Loan, or, due to an early payment default claim (to the extent such claim is held by the Trust) with respect to such Charged Off Loan, the Repurchase Price paid by the Responsible Party or the Purchaser, as applicable, shall be deposited in the Collection Account by the Servicer pursuant to Section 3.10 on or before the next Remittance Date and included in Available Funds as a Subsequent Recovery.

7.           Conditions Precedent to this Amendment:  The following conditions precedent to the effectiveness of this Amendment have been fulfilled:

(A)    The prior notice of this Amendment required by Section 10.01 of the Agreement has been given by the Depositor to each of the Rating Agencies, currently Standard & Poor's, a Division of the McGraw-Hill Companies, Inc. and Moody's Investors Service, Inc., and the Trustee hereby acknowledges receipt of copies thereof.

(B)    The opinions of counsel required by Section 10.01 of the Agreement have been received by the Trustee and the Certificate Insurer.

8.           This Amendment is subject to the terms of the Agreement as modified and supplemented herein.  The Agreement continues in full force and effect as modified herein and provided therein.

The undersigned have executed this Amendment as of the date hereof.

GS MORTGAGE SECURITIES CORP., as Depositor

By:	/s/ Michelle Gill
Name:	Michelle Gill
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, solely as Trustee and Supplemental Interest Trust Trustee

By:	/s/ Mei Nghia
Name:	Mei Nghia
Title:	Authorized signer

By:	/s/ Melissa Wilman
Name:	Melissa Wilman
Title:	Vice President

HOME LOAN SERVICES, INC., as Servicer

By:	/s/ Steven A. Baranet
Name:	Steven A. Baranet
Title:	Vice President

PRIOR CONSENT HERETO IS HEREBY GIVEN:

GOLDMAN, SACHS & CO., as Holder of Class X-1 Certificates representing a 100.00% Percentage Interest in such Class

By:	/s/ Greg Finck
Name:	Greg Finck
Title:	Managing Director

XL CAPITAL ASSURANCE INC., as Certificate Insurer

By:	/s/ Christine Brunie
Name:	Christine Brunie
Title:	Managing Director